            [Letterhead of Hertzog, Calamari & Gleason]







                                                              November 13, 1997


                   Merger Pursuant to the Agreement and Plan
                   of Merger by and between Zytec Corporation
             (the "Company"), Computer Products, Inc. ("Parent"),
                    and CPI Acquisition Corp. ("Merger Sub")



Ladies and Gentlemen:

         You have requested our opinion concerning certain federal income tax consequences of the proposed merger (the "Merger") of Merger Sub, a Minnesota corporation and wholly-owned subsidiary of Parent, with and into the Company, a Minnesota corporation. The Merger will occur pursuant to the Agreement and Plan of Merger, dated as of September 2, 1997 (the "Merger Agreement"), by and between the Company, Parent, a Florida corporation, and Merger Sub. This opinion is being delivered to you in connection with the filing with the Securities and Exchange Commission of a registration statement (the "Registration Statement") on Form S-4, which includes the Joint Proxy Statement of Parent and the Company and the Prospectus of Parent relating to the Merger (the "Joint Proxy Statement/Prospectus"). All capitalized terms used herein, unless otherwise specified, have the meanings set forth in the Merger Agreement.

         In acting as counsel to Parent in connection with the Merger, we have participated in the preparation of the Merger Agreement and the preparation and filing of the Registration Statement. In rendering our opinion, we have assumed with your consent that the Merger will be effected as described in the Registration Statement and in accordance with the Merger Agreement and the Minnesota Business

Corporation Act. In addition, we have assumed with your consent the truth and accuracy at all relevant times of the statements, representations and covenants contained in the Merger Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus. We have also assumed with your consent that the representations made in letters delivered to us by Parent and the Company, and in letters delivered to Winthrop & Weinstine, counsel to the Company (and furnished to us by said counsel in connection with this opinion), by certain shareholders of the Company, are true and accurate as of the date hereof and will remain true and accurate at the Effective Time and that no actions have been (or will be) taken which are inconsistent with such representations. We have also assumed that any representation or statement made "to the best of knowledge" or similarly qualified is, and will continue to be, correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement.

         We have examined the documents referred to above and the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

         Subject to the foregoing and to the qualifications and limitations set forth herein, we are of the opinion that for Federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by the Company, Parent or Merger Sub as a result of the Merger.

         Our opinion is based on our interpretation of the Code, applicable Treasury Regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service (the "IRS"), and the IRS will not be precluded from adopting a contrary position.

         No opinion is expressed as to any matter not specifically addressed above, including, without limitation, the tax consequences of the Merger under any foreign, state, or local tax law or the tax consequences of the Merger to any shareholders of the Company. This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

         We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the use of our name in the section entitled "The Merger--Certain Federal Income Tax Consequences" of the Joint Proxy Statement/Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                     Very truly yours,

                                     /s/ Hertzog, Calamari & Gleason
                                     -------------------------------
                                         Hertzog, Calamari & Gleason




Computer Products, Inc.
7900 Glades Road - Suite 500
Boca Raton, FL 33434-4105